Joint News Release


Public Service Co.                       Southwestern Public
 of Colorado                              Service Company
1225 17th Street, Suite 2000             P.O. Box 1261
Denver, Colorado  80202                  Amarillo, Texas  79170
(303) 294-8900                           (806) 378-2116



          PSCo and SPS to Combine in Merger of Equals
     Utilities Join to Compete in Evolving Energy Industry


          (DENVER, COLO., AND AMARILLO, TEXAS) -- Southwestern Public Service Company (NYSE:SPS), based in Amarillo, Texas, and Denver-based Public Service Co. of Colorado (NYSE:PSR) announced Wednesday that they have entered into a definitive merger agreement to combine two low-cost utilities and form a new energy-services holding company that will cover one of the largest geographic areas in the country.

          This "merger of equals" -- which is subject to approval by shareholders of both companies and various regula-tory authorities -- was unanimously approved by both companies' boards of directors in separate meetings Tuesday.

          Bill D. Helton, SPS chairman and chief executive officer, and Del Hock, PSCo chairman and chief executive offi-cer, said the new company will build on the strengths of each partner.


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            "We are extremely pleased with the natural synergies
and resulting savings of combining our two companies, and we will be very well-positioned to succeed in our changing elec-tric utility industry," Hock said.

            Helton said the two companies are a natural fit and complement each other in many areas. "As both companies con-sidered whether a merger was the right move, both wanted to ensure joining with a company with low rates. We found that in each other. The combination will result in one of the premier low-cost energy providers of the future."

            Based on fiscal 1994 results, the new holding company will have combined annual revenues of approximately $3 billion and total assets of approximately $6 billion. The companies expect to save approximately $770 million in the first 10 years after the merger is completed.

            Upon completion of the merger, holders of PSCo common stock will receive one share of the new holding company stock for each share of PSCo stock. Holders of SPS common stock will receive 0.95 shares of the new holding company's stock for each share of SPS stock. As of August 4, 1995, PSCo had 63.1 million common shares outstanding and SPS had 40.9 million common shares outstanding.



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            Based on the number of common shares outstanding,
PSCo shareholders will own 61.9 percent of the common equity of the new holding company, while SPS shareholders will own 38.1 percent. The current combined market capitalization of PSCo and SPS will result in a $3.2 billion market capitalization of the new holding company.

            It is anticipated that the holding company will adopt the SPS dividend payment level, adjusted for the exchange ratio. Based on the exchange ratio, the pro forma dividend for the new company will be $2.32 per share on an annual basis, following completion of the merger. The dividend declarations will be determined by the board of directors of the new holding company.

            Debt holders and preferred stockholders will continue with their present holdings under existing terms.

            According to Hock and Helton, the anticipated $770 million savings during a 10-year period will allow the operat-ing companies to provide "very competitive" electricity rates in both service areas for many years to come. They said spe-cific rate plans would be filed with appropriate state public utilities commissions and the Federal Energy Regulatory Commis-sion in the near future.




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            According to Helton, PSCo adds a faster-growing
service-area economy, natural gas utility operations, and inno-vative approaches to information technology and energy ser-vices. SPS brings strong generation and engineering, diversity of power plants and fuels, and success with wholesale markets and non-regulated generation projects.

            Hock noted that customers also would benefit from the adoption of the "best practices" of each company, the sharing of generating capacity and increased leverage in purchasing.
"We will have lower fuel costs for generation; we can defer additional generating capacity; and we can reduce total inven-tories," Hock said.

            The new company will be a registered public utility holding company, which will be the parent for both Public Ser-vice Co. of Colorado and Southwestern Public Service Company. The corporate offices of the holding company will be in Denver, with significant operating functions based in Amarillo. SPS and PSCo will maintain their company headquarters in Amarillo and Denver, respectively. The board of the new holding company will consist of eight current directors from PSCo and six cur-rent directors from SPS.





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            Upon the expected completion of the merger in early
1997, PSCo Chairman and Chief Executive Officer Del Hock, who currently is 60 years old, will retire. SPS Chairman and Chief Executive Officer Bill D. Helton, 56, will become the company's chairman and chief executive officer. PSCo President and Chief Operating Officer Wayne H. Brunetti, 52, will become vice chairman, president and chief operationg officer of the new company.

            On June 30, 1999 (or two-and-a-half years after the merger is completed, whichever comes later), Brunetti will assume the responsibilities of CEO and Helton will remain chairman. On May 31, 2001, Helton will retire and Brunetti will add the responsibilities of chairman of the board.

            The merger is subject to approval by the shareholders of both companies. The merger is also subject to approval or regulatory review by the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the Federal Trade Com-mission, the Department of Justice, the Nuclear Regulatory Com-mission and state regulators in Texas, Colorado, New Mexico, Wyoming, Oklahoma and Kansas.

            Brunetti said the merger agreement has the key ele-ment to succeed. "I have long believed that if you can satisfy

























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customers, you will be successful.  This merger is unquestion-
ably a step that enhances our ability to give our customers what they want and what they want most of all -- low price," Brunetti said. "Price is the entry point into today's energy market."

            Brunetti said a transition team -- made up of repre-sentatives of both companies -- would be responsible for making recommendations to cut costs and take advantage of the natural synergies. He said he expected employee reductions would be approximately 8 percent of the consolidated work force of both companies. That figure equals 550 to 600 positions out of the combined work forces of approximately 7,000 employees.

            "We pledge to keep employees, customers, share-holders and regulators informed throughout the transition period," Brunetti said.

            After the merger, a new transmission line will be built that connects SPS with PSCo through a high-voltage, direct-current interconnection.

            Helton said the interconnection will enhance competi-tion in the region's wholesale power markets and will make the generation and fuel savings possible.

























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            Upon completion of the merger, the new company will
serve almost 1.5 million electric customers in Colorado, Texas, New Mexico, Wyoming, Oklahoma, and Kansas. The company also will provide natural gas service to 933,000 customers in Colo-rado and Wyoming.

            SPS, based in Amarillo, is a regional electric util-ity that primarily provides service to a population of about one million people in a 52,000-square-mile area comprising eastern and southeastern New Mexico, the South Plains and Pan-handle of Texas, the Oklahoma Panhandle and southwestern Kan-sas. The company also made wholesale power sales to other electric systems in 15 states last year.

            SPS's generating capability is 52 percent coal-fueled and 48 percent in other fuels, primarily natural gas. The com-pany has 12 power plants throughout its system.

            SPS subsidiary Utility Engineering Corporation pro-vides engineering, design and construction management services to a variety of industries. Another subsidiary, Quixx Corpora-tion, is involved in a number of non-utility power generation projects, both nationally and internationally.



























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            Public Service Co. of Colorado is an electric, natu-
ral gas and thermal energy utility, which serves a 32,000-square-mile area and a population of approximately 2.8 million people in Colorado and in the Cheyenne, Wyo. area. Headquartered in Denver, the company operates eight steam-electric plants, nine hydroelectric facilities, a down-town Denver thermal energy service and an extensive natural gas system.

            PSCo's fuel for generation is approximately 99 per-cent coal and one percent natural gas. Hydroelectric power also plays a role in this mix during the warmer months of the year.

            PSCo's subsidiary, e prime, was started January 1995 to provide value-added, energy-related products and services to energy-using customers and to selected segments of the utility industry in the United States. Another subsidiary, Natural Fuels Corp., is building an infrastructure for natural gas vehicles, and it sells compressed natural gas as a transporta-tion fuel.